LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

	Company Contact:	Investor Contact:
	Dale Cheesman	Berkman Associates
	Corporate Secretary	(310) 277-5162
FOR IMMEDIATE RELEASE	(818) 787-7000	info@BerkmanAssociates.com

Trio-Tech Reports Fiscal 2004 First Quarter Results

     Van Nuys, CA, — November 7, 2003 — Trio-Tech International (AMEX:TRT) today announced financial results for the first quarter of fiscal 2004.

     For the three months ended September 30, 2003, total revenue declined to $3,850,000 from $5,915,000 in the same fiscal quarter last year, primarily due to lower revenue in the company’s manufacturing and distribution segments. The net loss for this year’s first quarter was $265,000, or $0.09 per share. This compares to net income of $56,000, or $0.02 per share, for the same quarter last year.

     Net cash provided by operating activities was $434,000 for the first quarter of fiscal 2004 compared to $918,000 in the first quarter of fiscal 2003.

Operations Review and Outlook

     Net sales for Trio-Tech’s testing services segment decreased to $2,284,000 for the fiscal 2004 first quarter from $2,564,000 in the same quarter of fiscal 2003, and operating income was $82,000 versus $287,000 a year earlier. Manufacturing segment revenue declined to $906,000 for the first quarter from $1,745,000 in the first quarter last year. The first quarter operating loss in the manufacturing segment was $281,000 compared to an operating loss of $130,000 in the same quarter a year earlier. Distribution segment revenue decreased to $660,000 for the first quarter of fiscal 2004 from $1,606,000 in the first quarter last year. The distribution segment reported a first quarter operating loss of $38,000 compared to an operating loss of $17,000 for the first quarter of fiscal 2003.

     Testing services backlog increased to $4,051,000 at September 30, 2003 from $3,652,000 at September 30, 2002. Backlog in the manufacturing segment also recently increased.

     President and Chief Executive Officer S.W. Yong said that the 80% expansion of Trio-Tech’s semiconductor testing facility in Bangkok is expected to be completed this month to meet increased demand in this market. He noted that the Company is now beginning to receive manufacturing orders from mainland China.

     “Once the relocation of the manufacturing operations of the Universal Systems wet bench subsidiary from San Jose to Singapore is completed, we expect to achieve significant reductions in production

14731 Califa Street, Van Nuys, CA 91411, USA  •  TEL: (818) 787-7000  •  FAX (818) 789-9130

expenses and to improve manufacturing efficiencies. Wet bench equipment production is scheduled to commence in Singapore in the third fiscal quarter,” Yong said.

     “Although testing services revenue declined slightly in the first quarter, this business produced an operating profit. Testing services activity has continued to improve in recent weeks, and the manufacturing segment’s recent backlog gains should lead to improved results as well,” Yong said.

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Trio-Tech Reports Fiscal 2004 First Quarter Results
November 7, 2003
Page Two

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	September 30,

	2003	2002

NET SALES	$3,850	$5,915
COST OF SALES	2,925	4,171

GROSS PROFIT	925	1,744
OPERATING EXPENSES:
General and administrative	983	1,283
Selling	205	260
Research and development	32	27
Loss on disposal of property, plant and equipment	4	112

Total	1,224	1,682

(LOSS) INCOME FROM OPERATIONS	(299)	62
OTHER INCOME (EXPENSE)
Interest expense	(35)	(51)
Other income	138	115

Total	103	64

(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	(196)	126
INCOME TAXES	15	68

(LOSS) INCOME BEFORE MINORITY INTEREST	(211)	58
MINORITY INTEREST	(54)	(2)

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHARES	(265)	56

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (loss) gain on investment	(45)	11
Foreign currency translation adjustment	131	(114)

COMPREHENSIVE LOSS	$(179)	$(47)

(LOSS) EARNINGS PER SHARE, Basic and Diluted	$(0.09)	$0.02

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING, Basic and Diluted	2,928	2,928

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)

	Sep. 30,	Jun. 30,
ASSETS	2003	2003

	(Unaudited)
CURRENT ASSETS:
Cash	$927	$1,495
Short term deposits	4,591	4,308
Investments in marketable securities	3	485
Trade accounts receivable, net	3,108	3,643
Other receivables	376	373
Inventories, net	1,056	1,049
Prepaid expenses and other current assets	222	140

Total current assets	10,283	11,493
PROPERTY, PLANT AND EQUIPMENT, Net	5,532	5,210
OTHER ASSETS, Net	8	8

TOTAL ASSETS	$15,823	$16,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$145	$300
Accounts payable	1,032	1,080
Accrued expenses	2,150	2,096
Income taxes payable	67	56
Current portion of notes payable	312	632
Current portion of capitalized leases	265	302

Total current liabilities	3,971	4,466

NOTES PAYABLE, net of current portion	212	492
CAPITALIZED LEASES, net of current portion	345	344
DEFERRED INCOME TAXES	722	711

TOTAL LIABILITIES	5,250	6,013

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	2,162	2,108
SHAREHOLDERS’ EQUITY:
Common stock; no par value, authorized, 15,000,000 shares; issued and outstanding 2,927,542 shares at September 30, 2003 and June 30, 2003, respectively	9,423	9,423
Additional paid-in capital	284	284
Accumulated deficit	(1,004)	(739)
Accumulated other comprehensive income-marketable securities	—	45
Accumulated other comprehensive loss-foreign currency	(292)	(423)

Total shareholders’ equity	8,411	8,590

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,823	$16,711